PROSPECTUS SUPPLEMENT dated January 20, 2005 to Prospectus Supplement dated December 13, 2004 (to Prospectus dated December 13, 2004)


                          $1,290,600,000 (APPROXIMATE)
                         FREMONT HOME LOAN TRUST 2004-4
                    ASSET-BACKED CERTIFICATES, SERIES 2004-4
                        FINANCIAL ASSET SECURITIES CORP.
                                    Depositor
                            LITTON LOAN SERVICING LP
                                    Servicer


         The last paragraph on page S-45 and the first paragraph on page S-46 are replaced with the following:

         Any conveyance of Subsequent Mortgage Loans on a Subsequent Transfer Date is subject to certain conditions including, but not limited to the following: (a) each such Mortgage Loan must satisfy the representations and warranties specified in the related Subsequent Transfer Instrument and the Pooling Agreement; (b) the Depositor will not select such Mortgage Loans in a manner that it believes to be adverse to the interests of the Certificateholders; (c) the Depositor will deliver certain opinions of counsel with respect to the validity of the conveyance of such Mortgage Loans and (d) as of the related Subsequent Cut-off Date, as applicable, each such Subsequent Mortgage Loan will satisfy the following criteria: (i) the Mortgage Loan may not be 30 or more days delinquent as of the last day of the calendar month preceding the Subsequent Cut-off Date; (ii) the original term to stated maturity of the Mortgage Loan will not be less than 60 months and will not exceed 360 months;
(iii) the Mortgage Loan may not provide for negative amortization; (iv) the Mortgage Loan will not have a loan-to-value ratio greater than 100.00%; (v) such Mortgage Loans will have, as of the Subsequent Cut-off Date, a weighted average term since origination not in excess of 5 months; (vi) the Mortgage Loan, if a fixed-rate Mortgage Loan, will have a Mortgage Rate that is not less than approximately 4.500% per annum or greater than approximately 14.000% per annum;
(vii) each of the Mortgage Loans will have a first payment date occurring on or before December 2004 and will include 30 days' interest thereon; (viii) if the Mortgage Loan is an adjustable-rate Mortgage Loan, the Mortgage Loan will have a Gross Margin not less than approximately 1.000% per annum, will have a Maximum Mortgage Rate not less than approximately 9.500% per annum and will have a Minimum Mortgage Rate not less than approximately 3.500% per annum and (x) the Mortgage Loan will have been underwritten in accordance with the criteria set forth under "Fremont Investment & Loan--Underwriting Standards" herein.

         Following the purchase of Subsequent Group I Mortgage Loans by the Trust, at the end of the Funding Period all of the Group I Mortgage Loans (including the Subsequent Group I Mortgage Loans): (i) will have a weighted average original term to stated maturity of not more than 360 months; (ii) will have a weighted average Mortgage Rate of not less than 6.000% per annum and not more than 7.750% per annum; (iii) will have a weighted average loan-to-value ratio of not more than 86.00%; (iv) will have no Mortgage Loan with a Principal Balance in excess of Fannie Mae and Freddie Mac loan limits; (v) will consist of Mortgage Loans with prepayment charges representing no less than approximately 81.00% of the Group I Mortgage Loans and (vi) have no more than 20.00% of fixed-rate Group I Mortgage Loans. In addition, the adjustable-rate Group I Mortgage Loans will have a weighted average Gross Margin not less than 4.000% per annum. For purposes of the calculations described in this paragraph, percentages of the Group I Mortgage Loans will be based on the Principal Balance of the Initial Group I Mortgage Loans as of the Cut-off Date and the Principal Balance of the Subsequent Group I Mortgage Loans as of the related Subsequent Cut-off Date.

         Following the purchase of Subsequent Group II Mortgage Loans by the Trust, at the end of the Funding Period all of the Group II Mortgage Loans (including the Subsequent Group II Mortgage Loans): (i) will have a weighted average original term to stated maturity of not more than 360 months; (ii) will have a weighted average Mortgage Rate of not less than 5.750% per annum and not more than 7.750% per annum; (iii) will have a weighted average loan-to-value ratio of not more than 86.00%; (iv) will have no Mortgage Loan with a Principal Balance in excess of $1,100,000; (v) will consist of Mortgage Loans with prepayment charges representing no less than approximately 81.00% of the Group II Mortgage Loans and (vi) have no more than 19.000% of fixed-rate Group II

Mortgage Loans. In addition, the adjustable-rate Group II Mortgage Loans will have a weighted average Gross Margin not less than 4.000% per annum. For purposes of the calculations described in this paragraph, percentages of the Group II Mortgage Loans will be based on the Principal Balance of the Initial Group II Mortgage Loans as of the Cut-off Date and the Principal Balance of the Subsequent Group II Mortgage Loans as of the related Subsequent Cut-off Date.



                              RBS GREENWICH CAPITAL

                                January 20, 2005